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                                                                  Exhibit 11.0

                               BTU INTERNATIONAL, INC.
                CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
                  (Dollars in Thousands, except per share data)

                                              For the Year Ended December 31,
                                              -------------------------------
                                              1995         1994          1993
                                              ----         ----          ----
Net income                                 $5,073        $2,680         $1,010

Dividends accrued - Class A and Class
  AA redeemable preferred stock               (93)         (160)          (181)
                                           ------        ------           ----
Net income applicable to
  common stockholders                      $4,980        $2,520           $829
                                           ======        ======           ====
Weighted average shares outstanding
   Common stock                         7,230,346     6,857,184      6,818,953

   Class AA convertible preferred stock         -       240,000        240,000

   Stock options                           70,298       141,893         64,930
                                           ------       -------         ------
Weighted average shares outstanding     7,300,644     7,239,077      7,123,883
                                        =========     =========      =========
Net income per common share                 $0.68         $0.35          $0.12
                                            =====         =====          =====


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